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As Filed with the Securities and Exchange Commission on September 26, 2012

Registration No. 333-183612

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMIRA NATURE FOODS LTD
(Exact name of Registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation or organization)	2000 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

29E, A.U. Tower
Jumeirah Lake Towers
Dubai, United Arab Emirates
Telephone: 9714-235-1755
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Amira Foods Inc.
1315 East Saint Andrew Place, Suite D
Santa Ana, California 92705
Telephone: 714-966-2153
Attention: Audrey Nguyen
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph F. Daniels, Esq. Norwood P. Beveridge, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4044 - Telephone (646) 417-7418 - Facsimile	David Goldschmidt, Esq. Michael Zeidel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3574 - Telephone (917) 777-3574 - Facsimile

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Ordinary shares, $0.001 par value per share	$100,000,000.00	$11,460(2)

(1)
Estimated pursuant to Rule 457(o) solely for the purpose of computing the amount of the registration fee. Includes offering price of shares that may be purchased by the underwriters pursuant to their over-allotment option.

(2)
Previously paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

 EXPLANATORY NOTE

        The sole purpose of this Amendment No. 3 to Registration Statement on Form F-1 (No. 333-183612) is to file Exhibit 1.1 (Form of Underwriting Agreement). No other changes have been made to the Registration Statement on Form F-1. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Our memorandum and articles of association provide that, subject to certain limitations, the company may indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnification may only take place if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of the memorandum and articles of association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

        We have entered, and expect to continue to enter, into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that the provisions in our memorandum and articles of association, indemnification agreements, and officers' and directors' liability insurance described in further detail below are necessary to attract and retain talented and experienced officers and directors.

        Our memorandum and articles of association permit us to purchase and maintain insurance on behalf of any officer or director who at the request of the company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability as provided in the memorandum and articles of association. We will purchase a policy of directors' and officers' liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

        The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Item 7.    Recent Sales of Unregistered Securities

        On February 20, 2012, we issued 100 ordinary shares, par value $1.00 per share, to Joseph F. Daniels in exchange for $100, and on February 29, 2012, Mr. Daniels transferred all of such shares to Karan A. Chanana for consideration of $1,000. On May 24, 2012, such 100 ordinary shares of par value $1.00 per share were divided into 100,000 ordinary shares of par value $0.001 per share. The original issuance and subsequent transfer were both exempt from the registration requirements of the Securities Act, based on the exemption set forth in Section 4(2) of the Securities Act.

Item 8.    Exhibits and Financial Statement Schedules

(a)
Exhibits

        Incorporated by reference to the Exhibit Index following Page II-5 hereof.

(b)
Financial Statement Schedules

        All schedules have been omitted since they are not required or are not applicable or the required information is shown in the audited consolidated financial statements or notes thereto.

Item 9.    Undertakings

        The registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The registrant hereby undertakes that:

        (1)   For purposes of any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 3 to the Registration Statement on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Dubai, United Arab Emirates, on September 26, 2012.

AMIRA NATURE FOODS LTD
By:	/s/ KARAN A. CHANANA
	Name:	Karan A. Chanana
	Title:	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
By:	/s/ RITESH SUNEJA
	Name:	Ritesh Suneja
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: September 26, 2012	By:	/s/ KARAN A. CHANANA
		Name:	Karan A. Chanana
		Title:	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
Dated: September 26, 2012	By:	/s/ RITESH SUNEJA
		Name:	Ritesh Suneja
		Title:	Chief Financial Officer (Principal Financial and Accounting Officer)
Dated: September 26, 2012	By:	/s/ BIMAL RAIZADA
		Name:	Bimal Raizada
		Title:	Director
Dated: September 26, 2012	By:	/s/ SANJAY CHANANA
		Name:	Sanjay Chanana
		Title:	Director

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Amira Nature Foods Ltd, has signed this registration statement or amendment thereto in New York, New York, United States of America on September 26, 2012.

Authorized U.S. Representative
/s/ JOSEPH F. DANIELS, ESQ. Joseph F. Daniels, Esq.

 EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement
2.1	Form of Share Exchange Agreement**
3.1	Memorandum and Articles of Association of Amira Nature Foods Ltd**
3.2	Certificate of Name Change**
3.3	Amended and Restated Memorandum and Articles of Association of Amira Nature Foods Ltd**
5.1	Opinion of Walkers, counsel to the Registrant, as to the validity of the ordinary shares being offered hereby**
8.1	Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co., counsel to the Registrant, as to certain tax matters**
8.2	Opinion of Loeb & Loeb LLP, counsel to the Registrant, as to certain tax matters**
10.1	Employment Agreement, dated May 13, 2011, between Amira C Foods International DMCC and Protik Guha, as amended on October 18, 2011**
10.2	Employment Agreement, dated April 6, 2012, between Amira Pure Foods Private Limited and Ritesh Suneja**
10.3	Employment Agreement, dated May 2, 2012, between Amira C Foods International DMCC and Karan A. Chanana**
10.4	Service Agreement, dated June 14, 2012, between Amira Nature Foods Ltd and Karan A. Chanana**
10.5	[Reserved]
10.6	Offer Letter, dated March 28, 2012, between Amira Nature Foods Ltd and Neal Cravens**
10.7	Offer Letter, dated March 29, 2012, between Amira Nature Foods Ltd and Bimal Kishore Raizada**
10.8	Lease Deed, dated November 24, 2011, between Amira Pure Foods Private Limited and Karan Chanana**
10.9	Lease Deed, dated November 24, 2011, between Amira Pure Foods Private Limited and Anil Chanana**
10.10	Working Capital Consortium Agreement, dated August 16, 2010, by and among Amira Pure Foods Private Limited and certain lenders**
10.11	First Supplement to the Working Capital Consortium Agreement, dated June 15, 2012, by and among Amira Pure Foods Private Limited and certain lenders**
10.12	Personal Guarantee, dated June 15, 2012, issued by Karan A. Chanana in favor of Canara Bank**
10.13	Personal Guarantee, dated June 15, 2012, issued by Anita Daing in favor of Canara Bank**
10.14	Form of Subscription Agreement**
10.15	Form of Indemnification Agreement**
10.16	Personal Guarantee issued by Karan A. Chanana in favor of ICICI Bank Limited**
10.17	Personal Guarantee issued by Anita Daing in favor of ICICI Bank Limited**
10.18	Personal Guarantee, dated July 7, 2010, issued by Karan A. Chanana and Anita Daing in favor of Bank of Baroda**
10.19	Loan Agreement, dated April 1, 2010, between Karan A. Chanana and Amira Pure Foods Private Limited**
10.20	Loan Agreement, dated April 1, 2011, between Karan A. Chanana and Amira Pure Foods Private Limited**
10.21	Loan Agreement, dated April 24, 2012, between Karan A. Chanana and Amira Pure Foods Private Limited**
10.22	Offer Letter, dated July 30, 2012, between Amira Nature Foods Ltd and Daniel Malina**
10.23	2012 Omnibus Securities and Incentive Plan**

Exhibit No.	Description
10.24	Joint Deed of Hypothecation, dated August 16, 2010, by and among Amira Pure Foods Private Limited and certain lenders**
10.25	Loan Agreement, dated April 1, 2009, between Karan A. Chanana and Amira Pure Foods Private Limited**
10.26	Summary of Material Terms of Oral Loan Agreements between Karan A. Chanana and Amira Pure Foods Private Limited**
14.1	Code of Conduct**
14.2	Code of Ethics for Executive Officers, Senior Financial Officers and Managers**
21.1	List of Subsidiaries**
23.1	Consent of Grant Thornton India LLP, independent registered public accounting firm**
23.2	Consent of Walkers (included in Exhibit 5.1)**
23.3	Consent of CRISIL Research**
23.4	Consent of Loeb & Loeb LLP (included in Exhibit 8.2)**
24.1	Powers of Attorney (included on signature pages)**
99.1	Registration Statement on Form F-1, submitted confidentially by the Registrant to the Securities and Exchange Commission on June 18, 2012**
99.2	Registration Statement on Form F-1, submitted confidentially by the Registrant to the Securities and Exchange Commission on July 25, 2012**
99.3	Registration Statement on Form F-1, submitted confidentially by the Registrant to the Securities and Exchange Commission on August 23, 2012**
99.4	Consent of Neal Cravens**
99.5	Consent of Daniel Malina**

*
To be filed by amendment.

**
Previously filed.

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EXPLANATORY NOTE
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of Directors and Officers
  Item 7. Recent Sales of Unregistered Securities
  Item 8. Exhibits and Financial Statement Schedules
  Item 9. Undertakings
SIGNATURES
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
EXHIBIT INDEX